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                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                     FORM 15
      Certification and Notice of Termination of Registration under Section
       12(g) of the Securities Exchange Act of 1934 or Suspension of Duty
          to File Reports Under Sections 13 and 15(d) of the Securities
                              Exchange Act of 1934.

                        Commission File Number 000-20555

                       WILLIAMS HOLDINGS OF DELAWARE, INC.
             (Exact name of registrant as specified in its charter)

                               One Williams Center
                                 Tulsa, Oklahoma
                                 (918) 573-2000
   (Address, including zip code and telephone number, including area code, of registrant's principal executive offices)

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
    6.680% Notes Due June 13, 2000              6.910% Notes Due June 13, 2002
    6.250% Debentures Due February 1, 2006      7.250% Notes Due March 1, 2009
    7.700% Debentures Due March 1, 2027         6.125% Notes Due December 1, 2003
    6.500% Notes Due December 1, 2008           8.850% Notes Due September 10, 1999
    7.600% Notes Due July 25, 2000              8.550% Notes Due October 13, 2000
    8.550% Notes Due October 13, 2000           8.550% Notes Due November 7, 2000
    8.520% Notes Due March 9, 2001              8.650% Notes Due March 23, 2001
    8.800% Notes Due September 27, 2001         8.800% Notes Due October 15, 2001
    8.710% Notes Due October 12, 2001           8.820% Notes Due March 19, 2002
    8.570% Notes Due March 11, 2002             8.630% Notes Due April 1, 2002
    8.550% Notes Due April 15, 2002             8.700% Notes Due May 15, 2002
    8.690% Notes Due May 15, 2002               8.580% Notes Due December 10, 2002
    8.550% Notes Due March 10, 2003             8.550% Notes Due September 10, 2003
    8.850% Notes Due November 12, 2003          8.870% Notes Due March 19, 2004
    8.850% Notes Due March 30, 2004             8.780% Notes Due November 18, 2004
    8.600% Notes Due March 4, 2005              8.700% Notes Due August 1, 2005
    8.200% Notes Due July 24, 2006              8.450% Notes Due February 20, 2007
    8.250% Notes Due July 24, 2007              8.250% Notes Due July 24, 2007
    8.430% Notes Due August 1, 2008             8.55% Notes Due August 1, 2011
    8.630% Notes Due August 1, 2013             8.480% Notes Due August 5, 2013
    8.400% Notes Due August 5, 2014             8.800% Notes Due August 4, 2022
    8.700% Notes Due August 5, 2022             8.72% Notes Due August 11, 2022
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            (Title of each class of securities covered by this Form)

                                      None.
      (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

      Rule 12g-4(a)(1)(i) [ ]           Rule 12h-3(b)(1)(ii) [ ]
      Rule 12g-4(a)(1)(ii) [ ]          Rule 12h-3(b)(2)(i) [ ]
      Rule 12g-4(a)(2)(i) [ ]           Rule 12h-3(b)(2)(ii) [ ]
      Rule 12g-4(a)(2)(ii) [ ]          Rule 15d-6 [ ]
      Rule 12h-3(b)(1)(i) [X]


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         Approximate number of holders of record as of the certification or notice date: None.

Pursuant to the requirements of the Securities Exchange Act of 1934, The Williams Companies, Inc., successor-in-interest to Williams Holdings of Delaware, Inc. by merger dated July 31, 1999, has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date: August 11, 1999                            By: /s/ Shawna L. Gehres
                                                     --------------------
                                                 Name: Shawna L. Gehres
                                                 Title: Secretary

Instruction: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.